Exhibit 99.1

TPG Specialty Lending, Inc. Expands its Board of Directors and Elects Hurley Doddy and Jennifer Gordon to the Board

NEW YORK—(BUSINESS WIRE)— February 1, 2019 — The board of directors (the “Board”) of TPG Specialty Lending, Inc. (NYSE:TSLX) (“TSLX” or “the Company”) announced today that Mr. Hurley Doddy and Ms. Jennifer Gordon were elected to the Company’s Board of Directors on January 31, 2019. Mr. Doddy and Ms. Gordon’s election brings the total number of directors to seven, four of whom are not “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Mr. Doddy will serve on the Company’s Board as a Class III director who is not an “interested person” until the date of the Company’s 2020 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Ms. Gordon will serve on the Company’s Board as a Class II interested director until the Company’s 2019 Annual Meeting of Stockholders or until her successor is duly elected and qualified. Also on January 31, 2019, Mr. Doddy was elected as a member of the Company’s Audit Committee and Compensation Committee.

Mr. Doddy is a Managing Director, Founding Partner and Co-Chief Executive Officer of Emerging Capital Partners, a private equity fund manager focused on Africa. Prior to founding Emerging Capital Partners in 1999, Mr. Doddy was an Executive Director at Sumitomo Finance International in London. Mr. Doddy’s career in finance began at Salomon Brothers in 1984, lasting over 14 years with assignments in New York, Tokyo, and Sao Paulo. In 1997, Mr. Doddy was appointed Managing Director of Salomon Brothers, responsible for managing all fixed income and equity risk positions for Banco Patrimônio, Salomon’s joint venture in Brazil. Mr. Doddy is Chairman of the African Venture Capital Association (AVCA), and has served on the boards of Oragroup (West and Central Africa), Celtel International (Pan-African), Charaf Corporation (Morocco), Agromed S.A. (Tunisia), Continental Reinsurance (Nigeria), All Africa Airways (Mauritius), Air Ivoire (Cote d’Ivoire), Société Internationale de Plantations d’Hévéas (SIPH) (West Africa), and Maarifa Education (East Africa). Mr. Doddy holds an A.B. in Economics from Princeton University and a Chartered Financial Analyst (CFA) designation.

Ms. Gordon is a Partner, Managing Director, Chief Compliance Officer and Deputy Chief Operating Officer of TPG Sixth Street Partners (“TSSP”) and a Vice President of the Company. Until Ms. Gordon’s election to TSLX’s Board, she also served as the Chief Compliance Officer and Secretary of TSLX since 2015. Prior to joining TSSP in 2014, Ms. Gordon spent 10 years at Goldman Sachs & Co., where most recently she was a Managing Director and Co-Head of Securities Division Compliance in the Americas. Ms. Gordon was previously an associate at the law firm of White & Case LLP. Ms. Gordon holds a J.D. from Fordham University School of Law and a B.A. in International Relations from the University of Michigan.

“The breadth of experience that Hurley brings across financial markets and products, geographies, along with his focus on risk management, will be tremendous assets to our business, and we are pleased to welcome him to our Board,” said Joshua Easterly, Chairman of TSLX.

“Jennifer is a great partner of ours and has made tremendous contributions to TSLX’s regulatory and operational capabilities since joining TSSP,” added Mr. Easterly. “We will continue to look to her leadership, expertise and guidance in her new governance role.”

Also on January 31, 2019, in connection with her election to the Board, Ms. Gordon stepped down from her position as the Company’s Chief Compliance Officer and Secretary. Ms. Gordon will continue to serve as Vice President of the Company. On January 31, 2019, the Company appointed Mr. Kenneth Burke as Chief Compliance Officer, Secretary and Vice President. Mr. Burke is the Deputy Chief Compliance Officer of TSSP and also serves as Chief Compliance Officer of TSSP BD, LLC, TSSP’s affiliate broker-dealer. Prior to joining TSSP in 2015, Mr. Burke was the Chief Compliance Officer at Marble Arch Investments, LP. Prior to that role, Mr. Burke worked as an Associate Attorney at Gibson, Dunn & Crutcher LLP, counseling private fund clients on a variety of regulatory and compliance issues. Mr. Burke began his career at the Securities and Exchange Commission (SEC) in New York, where he spent more than seven years working in the SEC’s investment adviser examination program. Mr. Burke holds a J.D. from Fordham University School of Law and a B.S. in Finance from the State University of New York at New Paltz.

About TPG Specialty Lending

TSLX is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Sixth Street Partners, the global credit and credit-related investment platform of TPG, with over $28 billion of assets under management as of September 30, 2018, and the broader TPG platform, a global private investment firm with over $103 billion of assets under management as of September 30, 2018. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements. TSLX undertakes no duty to update any forward-looking statements made herein.

Investors:

Lucy Lu, 212–601-4753

IRTSL@tpg.com

Media:

Patrick Clifford, 617-793-2004

PClifford@tssp.com